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                                                                  EXHIBIT 10.11

                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between ENRON CAPITAL & TRADE RESOURCES CORP., a Delaware corporation and subsidiary of Enron Corp. ("Enron"), having offices at 1400 Smith Street, Houston, Texas 77002 ("Employer"), and AMANDA K. MARTIN, an individual currently residing in Houston, Texas ("Employee"), to be effective as of January 1, 1998 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

         1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

         1.2 Employee initially shall be employed in the position set forth on Exhibit A. Employer may subsequently assign Employee to a different position with duties, responsibilities, and reporting relationships that are reasonably equivalent to the position described on Exhibit "A." Moreover, Employer may assign this Agreement and Employee's employment to Enron or any affiliates of Enron; provided, however, that Employer will not transfer Employee to a position outside of Houston, Texas without Employee's consent. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

         1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or Enron, or requires any significant portion of Employee's business time. Nothing in this paragraph 1.3 should prohibit Employee from serving in positions or on Boards that benefit Employer within the energy industry. Nor is Employee prohibited from providing service and/or serving as a Board member for non-profit and/or charitable organizations.



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         1.4 In connection with Employee's employment by Employer, Employer shall provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall provide to Employee the opportunity to develop business relationships with those of Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.

         1.5 Employee acknowledges and agrees that, at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer's business and interests, to do no act which would injure Employer's business, its interests, or its reputation, and to refrain from using for Employee's own benefit or for the benefit of others any information or opportunities pertaining to Employer's business or interests that are entrusted to Employee or that she learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for her own benefit or the benefit of others any information or opportunities pertaining to Employer's business or interests that were entrusted to Employee during the employment relationship or that she learned while employed by Employer. Employee agrees that while employed by Employer and thereafter she shall not knowingly take any action which interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.

         1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's President any facts which might involve such a conflict of interest that has not been approved by Employer's President. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's President may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

         1.7 Employee may be asked from time to time by Employer or Enron to serve as a director, officer, or employee of an affiliate or joint venture of Enron. Employer and Employee acknowledge that from time to time the best interests of such affiliate or joint venture may



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arguably diverge from the best interests of Employer and Enron and thus agree that, notwithstanding any provision of this Agreement to the contrary, Employee's proper discharge of her duties as a director, officer, or employee, as applicable, of such affiliate or joint venture shall not, in and of itself, constitute a breach of any provision of this Agreement or a cause for termination under Section 3.1(a).

         1.8 Employee acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall not disclose this confidential information to anyone other than Employee's attorneys, tax advisors, or as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.

ARTICLE 2:  COMPENSATION AND BENEFITS:

         2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice. On an annual basis, Employer will review Employee's monthly base salary for purposes of determining the amount of any increase and eligibility for bonuses or participation in any compensation plan. The annual review and subsequent compensation and bonus decision will be based on Employee's performance and comparisons to salaries and bonuses of other similarly-situated employees of Employer performing in a reasonably equivalent capacity. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

         2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

         2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall



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instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

         2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
           TERMINATION:

         3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

                  a. For "cause" upon the good faith determination by the Employer's management committee (or, if there is no management committee, the highest applicable level of management) of Employer that "cause" exists for the termination of the employment relationship. As used in this Section 3.1.a, the term "cause" shall mean (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (ii) Employee's final conviction of a felony; (iii) Employee's involvement in a conflict of interest as referenced in Sections 1.5-1.6 for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer; or (iv) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the management committee (or, if there is no management committee, the highest applicable level of management) of Employer for determination;

                  b. for any other reason whatsoever, including termination without cause, in the sole discretion of the management committee (or, if there is no management committee, the highest applicable level of management) of Employer;

                  c. upon Employee's death; or

                  d. upon Employee's becoming disabled so as to entitle Employee to benefits under Enron's long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee's duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1.a; the effect of such



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termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1.b; the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1.c as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1.d as a result of the Employee becoming incapacitated is specified in Section 3.7.

         3.2 Notwithstanding any other provisions of this Agreement except
Section 7.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

                  a. a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

                  b. for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2.a; the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2.b; the effect of such termination is specified in Section 3.3.

         3.3 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation described on Exhibit "A" to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of vested benefits and/or rights under other Enron benefit, incentive, and/or compensation plans, as well as any and all statutory rights and benefits, shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

         3.4 If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation described on Exhibit "A" to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of vested benefits and/or rights under other Enron benefit incentive, and/or compensation plans, as well as any and all statutory rights and benefits, shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

         3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the compensation



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specified in Section 2.1, as well as the unpaid Retention Bonuses described on
Exhibit "A," as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Upon an Involuntary Termination, Employee also will be entitled to all vested benefits and rights under other Enron benefits, incentive, and/or compensation plans to which Employee may be entitled through her termination and pursuant to plan documents. In the event of Involuntary Termination, the compensation specified in Section 2.1 that will be paid to Employee will be paid on a semi-monthly basis; the unpaid Retention Bonuses described in Exhibit A will be paid on the dates noted on Exhibit A. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

         3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination and all vested benefits and rights under other Enron benefits, incentive, and/or compensation plan, as well as the unpaid Retention Bonuses described on Exhibit "A," but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

         3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination and all vested benefits and rights under other Enron benefits, incentive, and/or compensation plan, as well as the unpaid Retention Bonuses described on Exhibit "A," but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

         3.8 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all benefit plans and policies of Employer, Enron, or its affiliates. Employee is eligible for benefits under Employer's severance plans, if applicable.

         3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6.



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ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM;
           TERMINATION AND EFFECTS OF TERMINATION:

         4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination, other than vested benefits and/or rights under other Enron benefit, incentive, and/or compensation plans, pursuant to the terms of the applicable plan documents.

ARTICLE 5: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

         5.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

         5.2 Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers, investors and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, Enron, or their affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, Enron, and their affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, Enron, or their affiliates, or make any use thereof,



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except in the carrying out of his or her employment responsibilities hereunder.
Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of Employer, Enron, and their affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and Employer shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

         5.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates shall be and remain the property of Employer, Enron, or their affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

         5.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         5.5 Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the



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execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 6:  POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

         6.1 Employer shall provide Employee with Confidential Information as described above. To protect the confidential business information and trade secrets described in Section 5 above, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article. Employee agrees that during the period of Employee's non-competition obligations thereunder, Employee will not, directly or indirectly, for Employee or for others, in any State of the United States in which Employer is qualified to do business or in any foreign country in which Employer has an office as of the date of termination of the employment relationship:

                  a. engage in any business engaged by Employer, Enron, or their affiliates during the Term including, but not limited to, buying, selling, trading, structuring or execution of transactions in paper, pulp, packaging, metals, interest rates, currencies, securities, or other commodities (including, without limitation, energy commodities), or any futures, derivatives, or equities related to any of the foregoing, whether at wholesale or retail, or the development of systems, information technology, accounting or risk management with respect to any of the foregoing;

                  b. render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business engaged by Employer, Enron, or their affiliates during the Term, including, but not limited to, buying, selling, trading, structuring or execution of transactions in paper, pulp, packaging, metals, interest rates, currencies, securities, or other commodities (including, without limitation, energy commodities) or any futures, derivatives, or equities related to any of the foregoing, whether at wholesale or retail, or the development of systems, information technology, accounting or risk management with respect to any of the foregoing; or

                  c. engage in any other business in which Employer, Enron, or their affiliates have engaged during the Term, including, but not limited to, acquiring or disposing of assets or equity investments or providing or raising capital, through loans, equity, joint ventures, partnerships, working interests, production payments or similar arrangements that have been or will be pursued by Employer.

                  d. render advice or services to, or otherwise assist, any other person, association or entity, in any other business in which Employer, Enron, or their affiliates have engaged during the Term, including, but not limited to, the business of procuring or delivering paper, pulp, packaging, metals, interest rates, currencies, securities, or other commodities (including, without limitation, energy commodities) or providing or raising



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         capital, through loans, equity, joint ventures, partnerships, working interests, production payments or similar arrangements;

The non-competition obligations in Section 6.1a., b., c., and d., shall extend throughout the Term of this Agreement and for a period of six (6) months after the expiration of the Term of this Agreement; provided, however, that in the event that Employee is involuntarily terminated pursuant to Section 3.1b. or 3.2a, Employee's obligations under this Section 6.1 shall continue for six (6) months after the date of such Involuntarily Termination. If, after that six-month period has elapsed, Employee commences employment that violates
Section 6.1a., b., c., or d., then Employer's obligation to pay Employee under
Section 3.5 shall cease as of the first day of such employment by Employee.

         6.2 Employee agrees that she will not call on, service, and/or solicit competing business on behalf of another entity from customers of Employer, Enron, or their affiliates for the Term of this Agreement and for a period of twelve (12) months thereafter.

         6.3 During the Term of this Agreement, and for a period of twelve (12) months thereafter, Employee will not, either directly or indirectly, call on, solicit or induce any other employee of Employer, Enron, or their affiliates to terminate their employment and will not assist in the hiring of any such employee by any other person or entity not affiliated with Employer, Enron, or their affiliates.

         6.4 Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the United States and/or any country in which Employer is doing business during the period provided for above, but acknowledges that Employer has a need to protect the confidential business information and trade secrets of Employer. Employee also acknowledges that she will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and that Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

         6.5 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.



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         6.6 Nothing in Article 6 shall be construed to prohibit Employee from engaging in the private practice of law during the term of the restrictive covenants described herein, provided, however, that Employee will not accept a position as an in-house lawyer with a competitor of ECT, Enron, or its affiliates, and that Employee will not use the practice of law as a subterfuge to circumvent the requirements of Article 6.

         6.7 Nothing in Article 6 shall be construed to prohibit Employee from engaging in personal, noncompetitive transactions such as the purchase and/or sale of her home or the management of her personal investments so long as the transactions are not used as a subterfuge to circumvent the requirements of
Article 6.

ARTICLE 7:  MISCELLANEOUS:

         7.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

         7.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Enron entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

         7.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (a) if to Employer, to: Enron Capital & Trade Resources Corp.,1400 Smith Street, Houston, Texas 77002, Attention: Chief Executive Officer; with a copy to: Enron Corp., 1400 Smith Street, Houston, Texas 77002,
Attention: Corporate Secretary; or (b) if to Employee, to the address Employee most recently provided to the Employer. Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         7.4 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

         7.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Sections 5 or 6, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

         7.7 Each of Employer and Employee is a citizen of the State of Texas. Employer's principal place of business is in Houston, Harris County, Texas. Employee resides in Harris County, Texas. This Agreement was negotiated and signed in Houston, Texas. This Agreement shall be performed in Houston, Texas. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas. In the event that service of process cannot be effected upon a party, each party hereby irrevocably appoints the Secretary of State for the State of Texas as its or his agent for service of process to receive the summons and other pleadings in connection with any such litigation.

         7.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         7.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

         7.10 There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Conduct of Business Affairs booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement does not replace benefit plans, incentive plans, long-term compensation plans, or similar plans or programs, which are described and defined in related plan documents. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                                      ENRON CAPITAL & TRADE RESOURCES CORP.


                                      By:  /s/ KENNETH D. RICE
                                           ----------------------------------
                                           Kenneth D. Rice
                                           Chairman and Chief Executive Officer
                                           This 9th day of June, 1998

                                      By:   /s/JEFFREY K. SKILLING
                                           ----------------------------------
                                           Jeffrey K. Skilling
                                           President and Chief Operating Officer
                                      This 9th day of June, 1998

                                      AMANDA K. MARTIN


                                      /s/ AMANDA K. MARTIN
                                      ---------------------------------------
                                      This 1st day of June, 1998

                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                  BETWEEN ENRON CAPITAL & TRADE RESOURCES CORP.
                              AND AMANDA K. MARTIN


Employee Name:                      Amanda K. Martin

Term:                               January 1, 1998 through December 31, 2000

Position:                           President - Energy & Finance Services

Location:                           Houston

Monthly Base Salary:                Employee's monthly base salary shall be
                                    Twenty Seven Thousand  Eighty-Three and
                                    34/100 Dollars ($27,083.34) per month.

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan") or any appropriate replacement bonus plan of ECT. All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash and a portion of which may be paid in stock options and/or restricted stock.

Signing Bonus:                      Employer shall pay Employee the sum of
                                    $375,000.00 within the first regularly
                                    scheduled payday following ten (10) business days of the signing of this Agreement by both parties.

Retention Bonus:                    On the first regularly scheduled payday
                                    following January 1, 1999, Employer shall pay Employee the sum of $200,000.00.

                                    On the first regularly scheduled payday
                                    following January 1, 2001, Employer shall pay Employee the sum of $200,000.00.



                                      ENRON CAPITAL & TRADE RESOURCES CORP.


                                      By:  /s/ KENNETH D. RICE
                                           ----------------------------------
                                           Kenneth D. Rice
                                           Chairman and Chief Executive Officer
                                           This 9th day of June, 1998

                                      By:   /s/JEFFREY K. SKILLING
                                           ----------------------------------
                                           Jeffrey K. Skilling
                                           President and Chief Operating Officer
                                      This 9th day of June, 1998

                                      AMANDA K. MARTIN


                                      /s/ AMANDA K. MARTIN
                                      ---------------------------------------
                                      This 1st day of June, 1998

                FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement, entered into on this 29th of October, 1998, and made effective as of September 1, 1998, by and between ENRON CAPITAL & TRADE RESOURCES CORP. an Oregon corporation ("Company") having its headquarters at 1400 Smith Street, Houston, Texas 77002, AZURIX CORP., a Delaware corporation having its headquarters at 333 Clay Street, Houston, Texas 77002, and AMANDA K. MARTIN ("Employee"), an individual residing in Houston, Texas, is an amendment to that certain Executive Employment Agreement between the Company and Employee entered into the 1st day of January 1, 1998, and made effective as of January 1, 1998 (the "Employment Agreement").

         WHEREAS, the parties desire to amend the Employment Agreement to provide for assignment of the Employment Agreement by Company to, and assumption of the Employment Agreement by, Azurix Corp., and to make other amendments to the Employment Agreement as provided herein;

         NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

                  1. Effective September 1, 1998, the Employment Agreement is assigned by Company to, and assumed by, Azurix Corp. Any reference to the "Company" and/or "Employer" in the Employment Agreement shall mean Azurix Corp. Employee consents to such assignment and assumption, and releases Company from every obligation under the Employment Agreement. Azurix Corp. assumes every obligation of Company under the Employment Agreement.

                  2. Exhibit "A" to the Employment Agreement is hereby deleted in its entirety and the attached Exhibit "A" is inserted in its entirety.

                  3. Article 3, Section 3.5 is hereby deleted in its entirety and the following language shall be inserted in its place:

         "3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the compensation specified in Section 2.1, as well as unpaid Bonuses described on Exhibit "A", as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement Upon an Involuntary Termination, Employee shall also be entitled to all vested benefits and rights under other Enron benefits, incentive, and/or compensation plans to which Employee may be entitled through her termination and pursuant to plan documents and all other benefits that Employee may be entitled to under any other compensation plans. In the event of Involuntary Termination, the compensation specified in Section 2.1 that will be paid to Employee will be paid on a semi-monthly basis; the unpaid Bonuses described in Exhibit

         "A" will be paid annually and the amounts under the compensation plans will be paid in accordance with the terms and provisions of the respective compensation plans. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action."


                  4. Article 3, Sections 3.6, 3.7, and 3.8 of the Employment Agreement are deleted in its entirety and the following inserted in its entirety:

                  "3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, and all vested benefits and rights under other Enron or Company benefits, incentive, and/or compensation plans, as well as the unpaid pro rata Bonuses described on Exhibit "A" up to the date of death.

                  3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, and all vested benefits and rights under other Enron or Company benefits, incentive, and/or compensation plans, as well as the unpaid pro rata Bonuses described on Exhibit "A" up to the date of incapacity.

                  3.8 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be in addition to any amounts to which Employee may otherwise be entitled under any and all benefit plans and programs of Employer, Enron, or its affiliates; provided however, Employee shall not be entitled to any benefits under Employer or Enron's severance plans.

                  5. Article 6, Sections 6.1 and 6.2 of the Employment Agreement are hereby deleted in its entirety and the following is inserted in its entirety:

         "6.1 Employer shall provide Employee with Confidential Information as described above. To protect the confidential business information and trade secrets described in Section 5 above, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article. Employee agrees that during the period of Employee's non-competition obligations thereunder, Employee will not, directly or indirectly for Employee or for others, in any State of the United States in which Employer is qualified to do business or in any foreign country in which Employer has an office as of the date of termination of the employment relationship engage in any business engaged by Employer, Enron, or their affiliates during the Term related to the water business. The non-competition obligations in Section 6.1 shall extend throughout the Term of this Agreement and for a period of six
         (6) months after the expiration of this Agreement; provided, however, that in the event Employee is involuntarily terminated pursuant to
         Section 3.1b. or 3.2a, Employee's obligations under this Section 6.1 shall continue for six (6) months after the date of such Involuntary Termination. If, after that six-month period has elapsed, Employee commences employment that violates Section 6.1, then Employer's obligation to pay Employee under Section 3.5 shall cease as of the first day of such employment by Employee.

                  6.2 Employee agrees that she will not call on, service, and/or solicit competing business on behalf of another entity from customers of Employer, Enron, or their affiliates in the water business for the Term of this Agreement and for a period of twelve (12) months thereafter."

         This Amendment is a First Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement, and any amendments thereto, shall remain in full force and effect and without any change or modification, except as provided herein.

         In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.


                                     ENRON CAPITAL & TRADE RESOURCES CORP.


                                     By: /s/ PEGGY B. MENCHACA
                                        ---------------------------------
                                     Name:  Peggy B. Menchaca
                                     Title:    Vice President and Secretary
                                     This _____ day of ______________, 19__

                                  AZURIX CORP.


                                  By: /s/ REBECCA P. MARK
                                      -------------------------------
                                  Name: Rebecca P. Mark
                                  Title:  Chairman
                                  This 29th day of October, 1998


                                  AMANDA K. MARTIN


                                  /s/ AMANDA K. MARTIN
                                  ----------------------------------
                                  This 29th day of October, 1998

                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
             BETWEEN ENRON CAPITAL & RESOURCES CORP., AZURIX CORP.,
                              AND AMANDA K. MARTIN



Employee Name:              Amanda K. Martin

Term:                       September 1, 1998 through August 31, 2003

  Position:                 Executive Director and President of the Americas and
                            member of the Executive Committee primarily accountable for all profit and loss aspects of the development, implementation and operations of the business in the Americas including, without limitation, management of acquisitions, finance, development and strategy.

Location:                   Houston, Texas

Reporting Relationship:     Reports to Rebecca P. Mark, Chairman

Monthly Base Salary:        Thirty Three Thousand Three Hundred Thirty-Three
                            Dollars and 33/100 Cents ($33,333.33) per month.

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan") or any replacement plan of Employer. All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash, and a portion of which may be paid in stock options and/or restricted stock. Employee's bonus for 1998 shall be $725,000.00. All bonuses paid thereafter shall be based on performance but with reasonable expectation of receiving between 100% and 200% of annual base salary. Employee shall be eligible for a pro rata bonus upon completion of the Term of this Agreement.

Signing Bonus               Employer shall pay Employee the sum of $350,000.00
                            as described below:

                                    1. $150,000.00 shall be paid to Employee within the first regularly scheduled payday following ten (10) business days of the signing of this Agreement; and

                                    2. $200,000.00 shall be paid on
January 15, 1999.

Long Term Incentives:       Employee shall be eligible to participate in the
                            Azurix Corp. stock plan. Upon finalization of the plan, Employee shall receive a grant based on the initial valuation of the Company with a theoretical
                            5 year total value of 9 million dollars. The theoretical value methodology shall be the same methodology used for other executives of the Employer participating in the plan. Employee shall be vested 25% upon receipt of grant, effective
                            January 1, 1999 and 18.75% for each grant date anniversary in accordance with the terms and provisions of the plan. Employer in its sole discretion may make additional grants during this 5 year period.




                                   ENRON CAPITAL & TRADE RESOURCES CORP.


                                   By: /s/ PEGGY B. MENCHACA
                                       ---------------------------------------
                                   Name:  Peggy B. Menchaca
                                   Title: Vice President and Secretary
                                   This _____ day of ______________, 19__


                                   AZURIX CORP.


                                   By: /s/ REBECCA P. MARK
                                       ---------------------------------------
                                   Name: Rebecca P. Mark
                                   Title:  Chairman
                                   This 29th day of October, 1998


                                   AMANDA K. MARTIN


                                   /s/ AMANDA K. MARTIN
                                   -------------------------------------------
                                   This 29th day of October, 1998

               SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement, entered into on this 15th of March, 1999, and made effective as of February 1, 1999, by and between AZURIX CORP., a Delaware corporation having its headquarters at 333 Clay Street, Houston, Texas 77002 ("Employer") and AMANDA K. MARTIN ("Employee"), an individual residing in Houston, Texas, is a second amendment to that certain Executive Employment Agreement between the Employer and Employee entered into the 1st day of January 1, 1998, and made effective as of January 1, 1998 (the "Employment Agreement").

         WHEREAS, the parties desire to amend the Employment Agreement as provided herein;

         NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

                  1. The description of Long Term Incentives described on Exhibit "A" to the First Amendment to the Employment Agreement is hereby deleted in its entirety and the following language inserted in its entirety:

                           "Long Term Incentives:  Employee shall be eligible to
                                                   participate in the Azurix
                                                   Corp. Stock Plan. Upon
                                                   finalization of the Plan,
                                                   Employee shall receive a one
                                                   million share stock option
                                                   grant with the stock option
                                                   strike price equal to the
                                                   fair market value of the
                                                   Company. Employee shall vest
                                                   25% on each grant date
                                                   anniversary (4-yr vesting).
                                                   Employer in its sole
                                                   discretion may make
                                                   additional grants during this
                                                   5-year period."

         This Amendment is a Second Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement, and any amendments thereto, shall remain in full force and effect and without any change or modification, except as provided herein.

         In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                     AZURIX CORP.



                                     By:  /s/ REBECCA P. MARK
                                        ---------------------------------
                                     Name:  Rebecca P. Mark
                                     Title:  Chairman
                                     This 1st day of March, 1998


                                     AMANDA K. MARTIN



                                     /s/ AMANDA K. MARTIN
                                     ------------------------------------
                                     This 1st day of March, 1998







                                      -2-